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                                                                    EXHIBIT 10.1


                        PRIMARY STOCK PURCHASE AGREEMENT

               This PRIMARY STOCK PURCHASE AGREEMENT ("Primary Agreement"), dated as of December 11, 1997, is entered into by and between Watson General Corporation ("Watson"), a publicly traded California corporation and James B. Grant, an individual, and Erica Bengtson Grant ("Erica Bengtson"), an individual.

                                   WITNESSETH:

               WHEREAS, this Primary Agreement has been entered into contemporaneously with the CONTINGENT STOCK PURCHASE AGREEMENT ("Contingent Agreement") between Watson and Environmental Systems Corporation ("ESC") for the purchase by Watson of all of the common stock of Advanced Tank Certification, Inc. ("ATC") owned by ESC, that is, eight hundred and seventy (870) shares of ATC Stock;

               WHEREAS, ATC is a Tennessee corporation with its principal place of business at 211 Center Park Drive, Knoxville, TN 37922;

               WHEREAS, James B. Grant is the President and Chief Executive Officer of ATC;

               WHEREAS, Erica Bengtson is the Secretary and Treasurer of ATC;

               WHEREAS, no person other than James B. Grant and Erica Bengtson is an officer of ATC;

               WHEREAS, James B. Grant is the Chairman of the Board of Directors of ATC;

               WHEREAS, Erica Bengtson is the Secretary of the Board of Directors of ATC;

               WHEREAS, no person other than James B. Grant and Erica Bengtson is a member of the Board of Directors of ATC;


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               WHEREAS, James B. Grant and Erica Bengtson jointly, after
consultation with one another have the authority to enter into agreements on behalf of ATC;

               WHEREAS, no one other than James B. Grant and Erica Bengtson has any authority to enter into agreements on behalf of ATC;

               WHEREAS, James B. Grant, Erica Bengtson, and ESC own all of the outstanding capital stock consisting of shares of common stock of ATC;

               WHEREAS, the stock ownership of ATC is as follows:

                      Erica Bengtson      5,583.9 Shares        =   55.2199%
                      James B. Grant      3,658.2 Shares        =   36.1764%
                      ESC                   870.0 Shares        =    8.6035%
                      TOTAL              10,112.1 Shares

               WHEREAS, Watson desires to acquire all of said 10,112.1 shares from James B. Grant, Erica Bengtson, and ESC;

               WHEREAS, James B. Grant and Erica Bengtson desire to sell their respective shares of ATC stock to Watson;

               WHEREAS, ESC has entered into a Contingent Agreement to sell its eight hundred and seventy (870) shares of ATC stock to Watson;

               WHEREAS, the Primary Agreement and the Contingent Agreement, taken together, will convey all of the common stock of ATC to Watson;

               WHEREAS, this Primary Agreement is wholly contingent upon the Contingent Agreement being executed and performed. Otherwise, this Primary Agreement shall be invalid, non-binding, unenforceable, and of no consequence;


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               NOW, THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants, agreements and conditions contained herein, the parties to this Primary Agreement hereto hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

The terms set forth below in Article I shall have the meanings ascribed to them below:

               Affiliate: with respect to any person, means any person that directly or indirectly controls, is controlled by or is under common control with such person.

               Applicable Law: means any and all federal, national, state, regional, local, municipal or foreign laws, statutes, rules, regulations, guidelines, ordinances, licenses, permits or judicial or administrative decisions of any country, or any political subdivision, agency, commission, official or court thereof having jurisdiction over James B. Grant, Erica Bengtson, or ATC.

               Best Efforts: means a party's efforts in accordance with reasonable commercial practice and without the incurrence of unreasonable expense.

               Business: means all of the business and operations conducted by ATC.

               Code: means the United States Internal Revenue Code of 1986, as amended, or any amending or superseding Tax laws of the United States.

               Environmental Law: means any applicable law (including common law) regulating or prohibiting Releases into any part of the workplace or the environment, or pertaining to the protection or improvement of natural resources or wildlife, the environment or public and employee health and safety including, without limitation, the Comprehensive



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Environmental Response, Compensation, and Liability Act ("CERCLA") (42 U.S.C.
Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U. S.C.
Section 1801 et seq. ), the Resource Conservation and Recovery Act (42 U.S.C.
Section 6901 et seq.), the Clean Water Act (33 U. S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 etseq.), the Toxic Substances Control Act (15 U.S.C. Section 7401 et seq.), the Atomic Energy Act of 1954 (42 U.S.C.
Section 2014 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 et seq.), the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.) ("OSHA") and the regulations promulgated pursuant thereto, and any such applicable state or local statutes, and the regulations promulgated pursuant thereto, as such laws have been and may be amended or supplemented.

               Hazardous Material: means any substance, material or waste which is regulated pursuant to any Environmental Law by any public or governmental authority in any jurisdiction in which ATC conducts business, or the United States, including, without limitation, any material or substance which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," "restricted hazardous waste," "contaminant," "toxic waste," "toxic substance," " source material," "special nuclear material," "byproduct material," "high-level radioactive waste," "low-level radioactive waste" or "spent nuclear material" under any provision of Environmental Law.

               IRS:  means the United States Internal Revenue Service.

               Lien: means any lien, pledge, claim, charge, security interest, mortgage or other encumbrance, option or other rights of any third person of any nature whatsoever.


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               Permit: means any and all federal, national, state, regional, local, municipal or foreign licenses, permits, variances, waivers, riders, registrations or any other governmental authorizations or approvals necessary or appropriate for ATC to conduct its Business.

               Person: means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, government or agency or subdivision thereof or any other entity.

               Regulation: means a United States Department of Treasury regulation issued with respect to the Code.

               Release: means any release, spill, effluent, emission, leaking, pumping, pouring, emptying, escaping, dumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property currently or formerly owned, operated or leased by ATC.

               Remedial Action: means all actions, including, without limitation, any capital expenditures, lawfully required by a governmental entity under any Environmental Law, or voluntarily undertaken to (a) clean up, remove, treat, or in any other way ameliorate or address any Hazardous Materials or other substance in the indoor or outdoor environment; (b) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not endanger or threaten to endanger the public or employee health or welfare of the indoor or outdoor environment; (c) perform pre-remedial studies and investigations or post-remedial monitoring and care pertaining or relating to a Release; or (d) bring the applicable party into compliance with any Environmental Law.


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               Taxes: means all United States federal, state, county and local, foreign and all other taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, profit share, license, lease, service, service use, value added, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, premium, real and personal property, windfall profits, gains, capital stock, production, business and occupation, disability, custom duties or other taxes of any kind whatsoever, together with any interest, penalties, additions to tax, fines or other additional amounts imposed thereon or related thereto, and the term "Tax" means any one of the foregoing Taxes.

               Tax Certificate: shall have the meaning set forth at Section
6.11.

               Tax Returns: means all United States federal, local and state and all foreign returns declarations, reports, estimates, information returns, statements and other documents of, relating to, or required to be filed in respect of, any and all Taxes.

                                   ARTICLE II

                                PURCHASE AND SALE

               Section 2.1 The Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing, as defined below under Article III, James B. Grant and Erica Bengtson will sell, assign, transfer and deliver their shares of ATC stock (the "Subject Shares") to Watson (together with a stock power or powers executed in blank), and Watson will purchase and acquire the Subject Shares from them.

               Section 2.2 Purchase Price. The purchase price for all the Subject Shares (the "Purchase Price") shall be $3,016,084.22. The Purchase Price shall be paid by Watson at Closing


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by (i) wire transfer of $2,016,084.22 in immediately available funds to accounts and in the allocation designated in writing by James B. Grant and Erica Bengtson before Closing and (ii) delivery of shares of Common Stock of Watson ("Watson Stock") valued at $1,000,000.00 as provided hereinafter.

               (i) Wire Transfer. The $2,016,084.22 subject to wire transfer shall be distributed as follows:

               Erica Bengtson: $1,218,078.98 shall be wire transferred immediately to her credit pursuant to her accompanying instruction.

               James B. Grant: $798,005.24 shall be wire transferred immediately to his credit pursuant to his accompanying instruction.

               (ii) Watson Stock. Pursuant to this Primary Agreement, Watson Stock valued at $1,000,000.00, that is, 775,194 shares of Watson Stock shall be part of the purchase price. Said 775,194 shares of Watson Stock shall be allocated 60.418% to Erica Bengtson and 39.582% to James B. Grant. The number of shares of Watson Stock to be received by Erica Bengtson shall be 468,357 shares. The number of shares to be received by James B. Grant shall be 306,837 shares.

                                   ARTICLE III

                                     CLOSING

               The closing of transactions contemplated hereby (the "Closing") shall occur at such time, date and location as mutually agreed to by ESC and the parties to the Primary Agreement (but in no event later than 11:00 a.m., December 22, 1997.)

                                   ARTICLE IV

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       REPRESENTATIONS AND WARRANTIES OF JAMES B. GRANT AND ERICA BENGTSON

               James B. Grant and Erica Bengtson jointly and severally represent and warrant to Watson the following:

               Section 4.1 Organization and Good Standing of ATC. ATC is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to own, operate and lease its assets in the manner currently owned, operated and leased by it and to carry on its business as now conducted. ATC is duly qualified to do business as a corporation in all jurisdictions in which the nature of its business requires such qualification and where the failure to do so would have a material adverse effect on ATC. Schedule 4.1 is a complete list of all jurisdictions in which ATC is currently licensed or qualified to transact business as a foreign entity.

               Section 4.2 Corporate Records. Copies of the certificate of incorporation and by-laws of ATC have been delivered to Watson and are complete and accurate as of the date hereof. The minute book and stock book of ATC have been exhibited to Watson, and each is a complete and accurate record of the material corporate actions of the stockholders and directors (and any committees thereof) of ATC through the date hereof and all issuances, cancellations and transfers of the capital stock thereof.

               Section 4.3 Authorization. James B. Grant and Erica Bengtson have full power and authority to execute and deliver this Primary Agreement and the exhibits and schedules hereto, to consummate the transactions contemplated herein and to take all actions required to be taken by them pursuant to the provisions hereof. This Primary Agreement and the exhibits hereto constitute valid and binding obligations on James B. Grant and Erica Bengtson


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enforceable against them in accordance with the terms of this Primary Agreement, except as such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditorso rights and general principles of equity.

               Section 4.4 Non-Contravention. Except as set forth in Schedule 4.4, neither the execution and delivery of this Primary Agreement or any documents executed in connection herewith, nor the consummation of the transactions contemplated herein or therein, does or will violate, conflict with, result in breach of or require notice or consent under any Applicable Law, the charter or by-laws of ATC or any provision of any agreement or instrument to which James B. Grant, Erica Bengtson, or ATC is a party or result in the creation of any Lien upon the capital stock, properties or assets of ATC. Except as set forth in Schedule 4.4 no consent, approval exemption, authorization or other action of, or notice to or filing with, any third party, court or administrative or other governmental or regulatory body is required by James B. Grant, Erica Bengtson, or ATC to execute, deliver or perform this Primary Agreement and to consummate the transactions contemplated herein and to take all actions required to be taken by them pursuant to the provisions hereof.

               Section 4.5 Validity. There are no pending or known threatened judicial or administrative actions, proceedings or investigations which question the validity of this Primary Agreement or any action taken or contemplated by James B. Grant or Erica Bengtson in connection with this Primary Agreement.


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               Section 4.6 Broker Involvement. Neither James B. Grant, Erica
Bengtson, nor ATC has hired, retained or dealt with any broker or finder in connection with the transactions contemplated by this Primary Agreement.

               Section 4.7 Litigation. Except as set forth in Schedule 4.7, there is no investigation, claim or proceeding or litigation of any type pending or threatened involving ATC or that, to the best knowledge of James B. Grant or Erica Bengtson, would have an adverse effect on ATC, and there is no judgment, order, writ, injunction or decree of any court, government, governmental agency or arbitral tribunal against or involving ATC or that, to the knowledge of James
B. Grant and Erica Bengtson, would have an adverse effect on ATC or Watson.

               Section 4.8 Title to Shares. All of the outstanding ATC shares of Common Stock were duly authorized for issuance and are validly issued, fully paid and nonassessable, and none of such shares are held in treasury. James B. Grant and Erica Bengtson own, or will own prior to Closing, the Subject Shares which are the subject of this Primary Agreement beneficially and of record, free and clear of all Liens, and such shares are not, or will not be prior to closing, subject to any agreements or understandings with respect to the voting or transfer of any of the shares. There are no outstanding subscriptions, options, convertible securities, warrants or calls of any kind issued or granted by, or binding upon, James B. Grant and Erica Bengtson to purchase or otherwise acquire or to sell or otherwise dispose of any security of or equity interest in ATC. James B. Grant and Erica Bengtson have the requisite legal right to sell, assign and transfer the shares owned by each to Watson and will upon delivery of a certificate or certificates representing such shares to Watson pursuant to the terms hereof, transfer to Watson title to such shares, free and clear of any Liens.


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               Section 4.9 Contracts and Commitments. Schedule 4.9 lists all agreements, leases, commitments, contracts, undertakings or understandings, oral or written, to which ATC is a party as of the date of execution of this Primary Agreement, including but not limited to trademark, trade name or patent license agreements, service agreements, lease, purchase or sale agreements, supply agreements, distribution or distributor agreements, purchase orders, customer orders and equipment rental agreements, that are material to ATC and involve consideration with value of $10,000 or more. ATC is not in breach of or default under any agreement, lease, contract or commitment listed or of a type required to be listed (without regard to the date thereof) in Schedule 4.9 (collectively, the "Agreements"). Each Agreement is a valid, binding and enforceable agreement of ATC and, to the knowledge of James B. Grant and Erica Bengtson after reasonable investigation, enforceable except as such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditorso rights and general principles of equity. There has not occurred any breach or default under any Agreement on the part of the other parties thereto, and no event has occurred which with the giving of notice or the lapse of time, or both, would constitute a default under any Agreement. There is no dispute between the parties to any Agreement as to the interpretation thereof or as to whether any party is in breach or default thereunder, and no party to any Agreement has indicated its intention to, or suggested it may evaluate whether to, terminate any Agreement. ATC is not a party to any covenant or obligation of any nature limiting the freedom of ATC to compete in any line of business after the Closing. No notice has been given under any lease to extend the term thereof beyond its current term.

               Section 4.10  Taxes.


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               (a) ATC and any affiliated, combined or unitary group of which
ATC is or was a member has (i) timely (taking into account any extension) filed all Tax Returns required to be filed or sent with respect to any Taxes, (ii) timely paid all Taxes (including estimated Taxes) that are due and payable for which ATC may be liable, (iii) established reserves that are adequate for the payment of all Taxes not yet due and payable with respect to the results of operation of ATC through the Closing Date and (iv) complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has in all respects timely withheld from employee wages and paid over to the proper taxing and other governmental authorities all amounts required to be so withheld and paid over, based on the manner in which ATC has classified its employees under the Fair Labor Standards Act and Department of Transportation regulations.

               (b) Schedule 4.10 sets forth any affiliated, consolidated, combined, unitary or similar group Tax Return in which ATC is or has been a member or is or has joined in the filing. Except to the extent being contested in good faith, all deficiencies asserted as a result of such examinations have been paid, fully settled or adequately provided for in accordance with GAAP. No Tax audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes for which ATC would be liable, and no deficiency for any such Taxes has been proposed, asserted or assessed pursuant to such examination against ATC by any taxing authority with respect to any period.

               (c) ATC has not executed or entered into with the IRS or any other taxing authority (i) any agreement or other document extending or having the effect of extending the period for assessments or collections of any Tax for which ATC would be liable or (ii) a closing


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agreement pursuant to Section 7121 of the Code that relates to the assets or operations of ATC other than the items noted on Schedule 4.10. There are no Tax Liens upon any assets of ATC.

               (d) ATC has not made an election under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by ATC.

               (e) ATC is not a party to, is not bound by, and has no obligation under any Tax sharing agreement or similar agreement or arrangement.

               Section 4.11 Title to Properties. Except as set forth in Schedule
4.11 hereto, ATC has good and indefeasible title to all of its assets, free and clear of all Liens.

               Section 4.12 Trademarks, Trade Names and Intellectual Property.
Schedule 4.12 contains an accurate and complete list of (a) all patents, pending patent applications and invention memoranda owned by ATC or relating to the Business of ATC, (b) all registered United States and foreign trademarks, trade names and logos owned or used by ATC and all registrations thereof and (c) all unregistered United States and foreign trademarks, trade names and logos used by ATC. ATC has the right to use all trademarks, trade names, logos, patents, pending patent applications and invention memoranda referred to herein. Except as expressly set forth in Schedule 4.7 hereto, there is no known pending or threatened action or claim that would impair any such right. Except as set forth in Schedule 4.12 hereto, ATC believes it is the sole and exclusive owner of, with all right, title and interest in and to, each item described in Schedule
4.12 and has sole and exclusive rights to the use thereof or to material covered thereby.

               Section 4.13 Financial Records; Budget. The unaudited financial statements of ATC as of July 31, 1997 and for the year ended September 30, 1996 as set forth on Schedule


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4.13 (the "Financial Statements") are each accurate, complete, true and correct in all material respects, were prepared in accordance with GAAP (except as set forth therein), and fairly present in all material respects the financial condition and results of operations of ATC. Schedule 4.13 sets forth the actual monthly revenues of ATC for the twelve months ended July 31, 1997 from (i) Statistical Inventory Reconciliation ("SIR") and (ii) tank testing. All estimates set forth on Schedule 4.13 represent the good faith best estimates of management of ATC. Schedule 4.13 also sets forth the number of tanks receiving SIR services by ATC or for which agreements exist to provide SIR services by ATC as of July 31, 1997 and the number of tanks tested by ATC in the twelve months ended July 31, 1997.

               Section 4.14 Condition of Assets and Inventory. Except as set forth in Schedule 4.19, all the assets of ATC are in good, serviceable condition and fit for the particular purposes for which they are used in the business of ATC, subject only to normal maintenance requirements and normal wear and tear reasonably expected in the ordinary course of business.

               Section 4.15 Liabilities. Except as set forth in Schedule 4.15 or in the financial statements and notes thereto referred to in Section 4.13 there is no existing, contingent or, to the knowledge of James B. Grant or Erica Bengtson after reasonable investigation, material threatened liability, obligation, Lien or claim of any nature (absolute, accrued, contingent or otherwise) that relates to or has been or may be asserted against ATC.

               Section 4.16  Employees and Related Matters.

               (a) Set forth on Schedule 4.16 is a complete list of all employees of ATC, listing the title or position held, base salary, any commissions or other compensation paid or payable in 1996 or 1997 as reflected on such Schedule, all employee benefits received by such employees


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and any other terms of any oral or written agreement between any such employee and ATC that will proximately cause a detriment to Watson. James B. Grant and Erica Bengtson have heretofore delivered to Watson true and correct copies of each management or employment contract or contract for personal services and a complete description of any other presently material understanding or commitment between ATC and any officer, consultant, director, employee or independent contractor.

               (b) ATC is not a party to any collective bargaining agreement or labor contract.

               (c) ATC has taken all necessary actions to comply with the Worker Adjustment and Retraining Notification Act (The "WARN Act") through the Closing Date, to the extent it is subject to such Act, and Watson shall not have any disclosure or announcement obligations under the WARN Act as a result of the transaction contemplated by this Primary Agreement.

               Section 4.17 No Material Change. There has been no material adverse change in the business, results of operations, assets or financial position of ATC from July 31, 1997 to and including the date this representation is made, and no event has occurred which could be expected to lead to or cause such material adverse change.

               Section 4.18 Compliance With Law. ATC is not in violation of any provision of Applicable Law, including any Environmental Law, and ATC has not received any notice of any alleged violation of such Applicable Law, which in either case would result in a material adverse effect on ATC.

               Section 4.19 Tangible Personal Property. All of the fixtures, machinery and equipment reflected in the Financial Statements and/or used in connection with the Business of ATC are in the possession and under the operating control of ATC ("Tangible Personal


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Property"). Except as set forth in Schedule 4.19 hereto, no item of tangible
Personal Property requires repairs in excess of $2,500.00 to be in good, serviceable condition and fit for the particular purpose for which it is currently used, subject only to normal maintenance requirements and normal wear and tear reasonably expected in the ordinary course of business.

               Section 4.20 Insurance. Schedule 4.20 contains a list of all insurance policies of ATC or relating to the conduct of the Business and the status of prepayments. James B. Grant and Erica Bengtson have heretofore delivered to Watson a copy of all such policies. Such policies are in full force and effect, and ATC is not in default under any of them.

               Section 4.21 Government Licenses, Permits and Related Approvals.
Schedule 4.21 sets forth a list of all Permits required for the conduct of Business by ATC, all of which are in full force and effect and are not being violated in any manner which would have a material adverse effect on ATC.

               Section 4.22 Distributed Products. Schedule 4.22 sets forth a complete listing of all products (a) distributed by ATC (and the manufacturer thereof and the person, if different, for whom ATC distributes such product) or
(b) manufactured or sold by ATC and distributed by others (and the name of such distributor). Such Schedule also sets forth the terms of each such distribution arrangement. ATC has full right to distribute all products referred to in clause
(a) of this Section.

               Section 4.23 Safety Reports. Schedule 4.23 sets forth a complete listing of all insurance loss runs, workerso compensation reports and claims, safety citations and reports, OSHA reports and all documents respecting ATC and relating to any of the foregoing since January 1, 1994.


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               Section 4.24 Transactions with Certain Persons. Except for transactions with a value of less than $10,000.00, and except as set forth in
Schedule 4.24 ATC has not, directly or indirectly, (i) purchased, leased or otherwise acquired any property or obtained any services from, or (ii) sold, leased or otherwise disposed of any property, or (iii) furnished any services to: (a) James B. Grant, Erica Bengtson, ESC, any officer, or director or shareholder of ESC, or (b) any person, firm or corporation which, directly or indirectly, alone or together with others, controls, is controlled by, or is under common control with James B. Grant or Erica Bengtson. Except as set forth in Schedule 4.24 ATC does not owe any amount to, or have any contract with or commitment to, any of its shareholders, directors, officers, employees or consultants (other than compensation for current services not yet due and payable and reimbursement of expenses arising in the ordinary course of business not in excess of $10,000.00 in the aggregate), and none of such persons owes any amount to ATC.

               Section 4.25 Accounts Receivable. Except as set forth in Schedule
4.25 as of July 31, 1997 all the accounts receivable of ATC were valid, genuine and subsisting, arose out of bona fide sales and deliveries of goods, performance of services or other business transactions in the ordinary course of business, were owned free and clear and not subject to any Lien, and were current and collectible, except for approximately $10,000.00 of "bad debt."

               Section 4.26 Studies, Etc. Schedule 4.26 sets forth a compete list of all studies, reports, plans, analyses or similar documents of a material nature (whether prepared by James B. Grant, Erica Bengtson, or ATC or others) in the possession or control of James B. Grant or Erica Bengtson or ATC relating to safety, the environment, Hazardous Material, intellectual property,


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markets, competitors, strategic planning, product liability, warranties or otherwise relating directly to ATC.

               Section 4.27 Disclosure. All schedules to this Primary Agreement are complete and accurate in all material respects or will be on the Closing Date. No representation or warranty by James B. Grant or Erica Bengtson in this Primary Agreement, or in any schedule or exhibit to this Primary Agreement, or in any statement or certificate or other document furnished to Watson by James
B. Grant or Erica Bengtson, contains or will contain any untrue statement of a material fact or omits or will omit a material fact necessary to make the statements therein not misleading, except for such facts as are not known and could not reasonably have been known by James B. Grant or Erica Bengtson.

               Section 4.28  Employee Benefits.

               (a) The term "ATC Plan" shall mean any stock purchase, stock option, pension, profit-sharing, retirement, bonus, deferred compensation, incentive compensation, commission, severance or termination pay, hospitalization, medical, dental, disability, life or other insurance, or supplemental unemployment benefits plan or agreement or policy or contract or other insurance, or supplemental unemployment benefits plan or agreement or policy or contract or other arrangement that is or ever has been maintained or contributed to by ATC for the purpose of providing employment-related compensation or benefits to any current or former officer, consultant, director, annuitant, employee, retiree or independent contractor of ATC or members of a person's family (other than directorso and officerso liability policies), whether or not insured, including without limitation "employee benefit plans" as defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the rules and regulations thereunder.


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               (b) As of the Closing Date, no ATC Plan is or has been (i)
covered by Title IV of ERISA, (ii) subject to the minimum funding requirements of Section 412 of the Code, (iii) a "multi-employer plan" as defined in Section 3(37) of ERISA, (iv) subject to Section 4063 or 4064 of ERISA, or (v) a voluntary employeeso beneficiary association within the meaning of Code Section 501(c)(9).

               (c) ATC has no commitment or obligation to establish or adopt any new or additional plans or other arrangements that would constitute an ATC Plan if adopted, or to increase materially the benefits under any existing ATC Plan.
Schedule 4.28 sets forth true and correct copies of the following:

                   (i) Each written ATC Plan and all amendments thereto as of the date hereof;

                   (ii) A complete written description of each other ATC Plan;

                   (iii) All current summary Plan descriptions provided to employees regarding the ATC Plans;

                   (iv) Each trust agreement and annuity contract (or any other funding instruments), and each insurance contract, pertaining to any of the ATC Plans, including all amendments to such documents to the date hereof;

                   (v) The most recent IRS Form 5500 for any ATC Plan and schedules thereto; and

                   (vi) The most recent determination letter issued by the IRS with respect to any ATC Plan qualified under section 401(a) of the Code.

               (d) Each ATC Plan is in compliance with the provisions of all applicable laws, rules and regulations, including, without limitations, ERISA and the Code. No person is known to James B. Grant or Erica Bengtson to have engaged in any prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) that could subject ATC to liability.

               (e) All contributions and premiums required of ATC by any legal requirement or by the terms of any ATC Plan or any contract relating thereto have been timely made (without regard to any waivers granted with respect thereto) or accrued. All obligations of ATC with respect to each ATC Plan have been paid or performed.

               (f) Except as provided in Schedule 4.28 no ATC Plan provided for medical, life insurance or health benefits or death benefits after an employee's termination of employment (including retirement) except for continuation coverage required pursuant to Section 4980B of the Code and Part 6 of Title I of ERISA and the regulations thereunder.

               (g) ATC has no obligation to make any payments that would be "excess parachute payments" under Section 280G of the Code. Except as set forth on Schedule 4.28 consummation of the transactions contemplated by this Primary Agreement will not (A) entitle any current or former employee of ATC to severance pay, employment compensation or any other payment, benefit or award (whether under an ATC Plan or otherwise) or (B) accelerate the time of payment or vesting, or increase the amount of any benefit, award (including stock options, restricted stock and similar awards) or compensation due any such employee or former employee.

               (h) There are no known pending, threatened or anticipated claims or proceedings against any ATC Plan, the assets of any ATC Plan or ATC, or the Plan administrator or fiduciary of any ATC Plan with respect to the operation of any such Plan (other than routine, uncontested benefit claims), and there are no known facts or circumstances that could form the basis for any such claim or proceeding.

               Section 4.29  Environmental Matters.

               (a) The operations of ATC have been and, as of the Closing Date, will be, in compliance with all Environmental Laws in all material respects;

               (b) ATC has obtained and will, as of the Closing Date, maintain all Permits and has made and will, as of the Closing Date, make all material filings, reports and notices required under applicable Environmental Law in connection with the operation of its Business;

               (c) As of the date hereof, ATC is not subject to any outstanding written orders, contracts or agreements with any governmental entity or other person respecting (i) Environmental Law, (ii) Remedial Action, (iii) any Release or threatened Release of Hazardous Material or (iv) an assumption of responsibility for environmental claims of another entity;

               (d) ATC has not received any written communication alleging, with respect to any such party, a material violation of or material liability under any Environmental Law or requesting, with respect to any such party, information with respect to an investigation pursuant to CERCLA or any other Environmental Law;

               (e) ATC has no known material contingent liability in connection with the Release of any Hazardous Material into the indoor or outdoor environment (whether on-site or off-site) or employee or third-party exposure to Hazardous Materials;

               (f) The operations of ATC involving the generation, transportation, treatment, storage or disposal of hazardous waste, as defined and regulated under 40 C.F.R. parts 260-270 or any state equivalent, are in compliance with applicable Environmental Laws in all material respects; and

               (g) Except as described on Schedule 4.29 there is not now, nor, to the best knowledge of James B. Grant or Erica Bengtson as of the date hereof, has there ever been, on or in any property owned, operated, leased or under option by ATC or for which ATC has assumed responsibility for material environmental claims, any of the following: (i) any underground storage tanks or surface impediments, (ii) any on-site disposal of solid waste or Hazardous Materials, (iii) any asbestos-containing materials or (iv) any polychlorinated biphenyls.

               Section 4.30 Conduct of the Business. Since July 31, 1997, ATC has complied with the provisions set forth below:

               (a) ATC has operated its Business in the ordinary course;

               (b) Except as set forth in Schedule 4.30, neither ATC, James B. Grant nor Erica Bengtson has (i) granted or agreed to grant any bonuses to any employee, officer, director, representative or agent of ATC, (ii) granted any general increase in the rates of salaries or compensation of employees, officers, directors, representatives or agents of ATC, (iii) provided for any new pension, retirement or other employment benefits to any employee, officer, director, representative or agent of ATC or any increase in any existing benefits, (iv) terminated or amended in any material respect or provided for any material increase in benefits under any ATC Plan or (v) executed any employment agreement, severance arrangement, consulting arrangement, sales agency agreement, representation agreement or distribution agreement with any employee, officer, director, representative or agent of ATC;

               (c) ATC has not amended its certificate of incorporation or by-laws and neither James B. Grant, Erica Bengtson, nor ATC has entered into any merger or consolidation agreement involving ATC or its assets;

               (d) Neither James B. Grant, Erica Bengtson, nor ATC has authorized for issuance, issued, sold, delivered or agreed or committed to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any capital stock of any class or any other securities or equity equivalents of ATC or amended any of the terms of any such securities or agreements;

               (e) ATC has not sold, assigned or disposed of any of its material assets or properties, tangible or intangible, or incurred or assumed any liabilities or entered into any sale/leaseback or similar transaction, except for sales and dispositions made, or liabilities incurred, in the ordinary course of business consistent with past practices;

               (f) James B. Grant and Erica Bengtson have used their best efforts to (i) maintain and preserve the Business, (ii) retain ATC's employees and (iii) maintain ATC's relationships with customers, suppliers and others;

               (g) ATC has not assumed, guaranteed, endorsed or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or made any loans, advances or capital contributions to or investments in any other person; and

               (h) James B. Grant, Erica Bengtson, and ATC have not implemented or adopted (i) any change in ATC's accounting methods or principles or the application thereof (including depreciation lives) or (ii) any material change in ATC's tax methods or principles or the application thereof (including depreciation lives).

               Section 4.31 Representations Regarding the Watson Stock. With regard to the Watson Stock that will be issued to James B. Grant and Erica Bengtson, each represents and warrants that:

               (a) He or she is acquiring such Watson Stock for his or her own account, for investment and not with a view to distribution thereof, and such Watson Stock will not be sold or distributed in violation of the Securities Act or applicable state law or the rules and regulations under either. James B. Grant and Erica Bengtson understand that such Watson Stock has not been registered under the Securities Act or applicable state securities laws by reason of the reliance by Watson on an exemption from the registration requirements of the Securities Act, and applicable state securities laws, and that such securities must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act and applicable state laws or is exempt from registration. The financial condition of James B. Grant and Erica Bengtson is such that they are able to bear all risks of holding such Watson Stock for an indefinite period of time. They have been afforded an opportunity to ask questions of and receive answers from Watson and from persons authorized to act on Watson's behalf, concerning the terms and conditions of the acquisition of such Watson Stock. James B. Grant and Erica Bengtson have investigated the acquisition of such Watson Stock to the extent they deem necessary or desirable, and Watson has provided them with the assistance in connection therewith that they requested. James B. Grant and Erica Bengtson are capable of evaluating the merits and risks of the acquisition of Watson Stock and of making an informed investment decision with respect thereto.

               (b) James B. Grant and Erica Bengtson acknowledge and agree that the certificates for the Watson Stock acquired by them shall be endorsed with substantially the following legend:

               "The securities evidenced hereby have not been registered under the Securities Act of 1933 or applicable state securities laws and may not be sold, transferred, assigned, offered, pledged, or otherwise distributed for value unless there is an effective registration statement under such Act and such laws covering such securities or the Company receives an opinion of counsel reasonably acceptable to the Company stating that such sale, transfer, assignment, offer, pledge, or other distribution for value is exempt from the registration and prospectus delivery requirements of such Act and such laws."

               Section 4.32 Representations Regarding ATC. James B. Grant and Erica Bengtson have not engaged in a fraud or deceit upon Watson, in connection with the sale of the Subject Shares to Watson.

                                    ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF WATSON

               Section 5.1 Corporate Status and Good Standing. Watson is a corporation duly organized, validly existing and in good standing under the laws of California, with full corporate power and authority under its articles of incorporation and by-laws to conduct its business as the same exists on the date hereof and on the Closing Date.

               Section 5.2 Authorization. Watson has full corporate power and authority under its articles of incorporation and by-laws, and all necessary corporate action has been taken to authorize it, to execute and deliver this Primary Agreement, and the exhibits and schedules hereto, to consummate the transactions contemplated herein and to take all actions required to be taken by it pursuant to the provisions hereof or thereof, and each of this Primary Agreement and the exhibits hereto constitutes the valid and binding obligation of Watson enforceable against Watson in accordance with its terms, except as such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect relating to creditorso rights and general principles of equity.

               Section 5.3 Non-Contravention. Neither the execution and delivery of this Primary Agreement and the schedules and exhibits hereto, nor the consummation of the transactions contemplated herein or therein, does or will violate, conflict with or result in breach of or require notice or consent under any Applicable Law, the charter or by-laws of Watson or any provision of any agreement or instrument to which Watson is a party or result in the creation of any Lien upon the capital stock, property or assets of Watson, such that there would be a material adverse effect on any benefit to James B. Grant or Erica Bengtson hereunder. Except as set forth in Schedule 5.3, no consent, approval, exemption, authorization or other actions of, or notice to or filing with, any third party, court or administrative or other governmental or regulatory body is required by Watson to execute, deliver or perform this Primary Agreement and to consummate the transactions contemplated herein and to take all actions required to be taken by it pursuant to the provisions hereof.

               Section 5.4 Validity. There are no pending or threatened judicial or administrative actions, proceedings or investigations which question the validity of this Primary Agreement or any action taken or contemplated by Watson in connection with this Primary Agreement.

               Section 5.5 Broker Involvement. Watson has not hired, retained or dealt with any broker or finder in connection with the transactions contemplated by this Primary Agreement.

               Section 5.6 Litigation. There is no investigation, claim or proceeding or litigation of any type pending or threatened involving Watson and Watson is unaware of any judgment, order, writ, injunction, or decree of any court, government or governmental agency or arbitral tribunal against or involving Watson, that would have a material adverse effect on any benefit to James B. Grant or Erica Bengtson hereunder.

               Section 5.7 Information Regarding Watson. Watson is in compliance with its reporting obligations under the Securities Exchange Act of 1934, as amended. Schedule 5.7 hereto and Watson's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1997, taken as a whole, do not contain and will not at the Closing contain any untrue statement of a material fact, and do not omit and will not at the Closing omit a material fact necessary to make the statements therein not misleading, except for such facts as are not known and could not reasonably have been known by Watson.

               Section 5.8 Disclosure of Information. Watson further acknowledges that it shall conduct such investigation of ATC, its assets, liabilities, operations and financial conditions, prior to the Closing, as it deems necessary and advisable for purposes of making the purchase contemplated by this Agreement. Except to the extent of the express representations, warranties and agreements contained in this Agreement, Watson is purchasing the Subject Shares in reliance upon its own investigation of ATC. Watson agrees and acknowledges that it is experienced in the statistical inventory reconciliation business and precision tightness testing business and has the knowledge and ability to conduct a full investigation of ATC and to evaluate ATC's business, operations, financial conditions, assets and liabilities. Watson expressly represents and warrants that it has not relied on any projections or representations (oral or written) except as set forth in this Agreement and the schedules thereto, including without limitation Schedule 5.8.

               Section 5.9 Restricted Securities. Watson understands that the Subject Shares are characterized as "restricted securities" under the United States federal securities laws and that under such laws and applicable rules and regulations promulgated thereunder the Subject Shares may be resold without registration under the Securities Act of 1933, as amended (the "Act") only in certain circumstances. Watson understands that the certificates evidencing the Subject Shares may contain a legend restricting transfer as provided under the Act and applicable rules and regulations promulgated thereunder.

                                   ARTICLE VI

                       ADDITIONAL AGREEMENTS AND COVENANTS

               Section 6.1 Other Offers. From and after the date hereof until Closing, James B. Grant and Erica Bengtson shall not, directly or indirectly,
(a) solicit, enter into or conduct discussions related to, initiate or knowingly encourage any offer or proposal for, or give any indication of interest in, directly or indirectly, a merger or business combination involving ATC or the acquisition of an equity interest in, or a substantial portion of the assets of, ATC or (b) unless required by law, regulation or judicial compulsion, disclose any non-public information relating to ATC or the Business of ATC, or afford access to the properties, books or records of ATC, to any person.

               Section 6.2 Public Announcements. Prior to Closing, neither party shall make any public announcement or issue any press release with respect to this Primary Agreement or the transaction provided for herein without the prior written consent of the other party, unless, on written advice of counsel, Watson or James B. Grant or Erica Bengtson determine the release is required to comply with applicable federal securities laws.

               Section 6.3 Further Assurances. James B. Grant and Erica Bengtson each shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered to Watson, such assignments or other instruments of transfer, assignment and conveyance, in form and substance reasonably satisfactory to Watson, on advice of their respective counsel, as shall be necessary to vest in Watson all of the right, title and interest in and to their ATC shares free and clear of all Liens, charges, encumbrances, rights of others, mortgages, pledges or security interest, and any other document reasonably requested by Watson in connection with this Primary Agreement. James B. Grant, Erica Bengtson, and Watson each agree that, from time to time, whether before, at or after the Closing Date, they will execute and deliver such further instruments and take such other action as may be reasonably necessary to carry out the purposes and intent of this Primary Agreement.

               Section 6.4 Covenant Against Competition. As an essential consideration for the obligations of the parties under this Primary Agreement, James B. Grant and Erica Bengtson hereby agree and covenant, that, for a period of five years following the Closing Date (the "Non-Competition Period"), they will not, neither within any county in the United States in which

Watson is then conducting business, nor within any foreign country in which Watson is then conducting business, directly or indirectly, compete with Watson by carrying on a business that is substantially similar to any business presently being conducted by Watson or by serving as an officer, director, employee, consultant, agent or similar capacity for such a business. Without limiting the generality of the foregoing, James B. Grant and Erica Bengtson shall not, during the Non-Competition Period, solicit, accept or take away any customer or employee of Watson. If Watson believes James B. Grant or Erica Bengtson has violated the provisions hereof, Watson shall have the right to seek relief from any court of competent jurisdiction. The parties acknowledge that money damages alone will not provide adequate compensation in the event of a breach of the covenants of this Section. Therefore, the parties agree that in addition to all remedies available at law, in equity or under this Primary Agreement, Watson shall be entitled to seek injunctive relief for the enforcement of this covenant. The parties agree that the covenants in this Section are reasonable with respect to their duration, scope and geographical area. If, at the time of enforcement of this Section, a court should hold that the restrictions herein are unreasonable under the circumstances then existing or otherwise, the parties agree that the maximum duration, scope or geographical area legally permissible under such circumstances will be substituted for the duration, scope or area stated herein.

               Section 6.5 Governmental Filings. As promptly as practicable after the execution of this Primary Agreement, each party shall, in cooperation with the other, file any reports or notifications that may be required to be filed by it under applicable law and shall furnish to the other all such information in its possession as may be necessary for the completion of the reports or notifications to be filed by the other.

               Section 6.6 Access to Information. Prior to Closing, Watson may make such investigation of the Business and properties of ATC as Watson may desire and, upon reasonable notice, James B. Grant, Erica Bengtson, and ATC shall give to Watson and its counsel, accountants and other representatives reasonable access, during normal business hours until the Closing, to the property, books, commitments, agreements, records, and files of ATC and of James
B. Grant and Erica Bengtson related to ATC, and James B. Grant and Erica Bengtson shall furnish to Watson during that period all copies of documents and information concerning the Business of ATC as Watson may reasonably request, subject to applicable law. Watson shall hold, and shall cause its counsel, accountants and other agents and representatives to hold, all such information and documents in confidence. James B. Grant and Erica Bengtson will cooperate with Watson's transition planning for the acquisition by providing access to key executives of ATC.

               Prior to Closing, James B. Grant and Erica Bengtson may make such investigation of the business and properties of Watson as they may desire and, upon reasonable notice, Watson shall give to James B. Grant and Erica Bengtson and their respective counsel, accountants and other representatives reasonable access, during normal business hours until the Closing, to the property, books, commitments, agreements, records, and files of Watson, and Watson shall furnish to James B. Grant and Erica Bengtson during that period all copies of documents and information concerning the business of Watson as they may reasonably request, subject to applicable law. James B. Grant and Erica Bengtson shall hold, and shall cause their respective counsel, accountants and other agents and representatives to hold, all such information and documents in confidence.

               Section 6.7 Use of Name. Except as mutually agreed upon, James B. Grant and Erica Bengtson shall eliminate, and cease and desist from, any use of any designation indicating an affiliation with ATC immediately following Closing.

               Section 6.8 Other Action. Each of the parties shall use its best efforts to cause the fulfillment at the earliest practicable date but, in any event, prior to the Closing Date of all conditions to their respective obligations to consummate the transactions under this Primary Agreement.

               Section 6.9 Cooperation with Financing and Financial Reporting. James B. Grant and Erica Bengtson acknowledge and understand that in the event Watson conducts certain offerings of its securities or is subject to reporting requirements under the Exchange Act, Watson may be required to obtain certain information relating to ATC or the Business, including, but not limited to, audited or unaudited financial statements of ATC, and disclose such information in registration statements and other documents filed with the Securities and Exchange Commission under the federal securities laws or in disclosure documents given investors in certain securities offerings. James B. Grant and Erica Bengtson agree to use their best efforts to cooperate fully and promptly, and shall cause their Affiliates, accountants, counsel and other agents and representatives to cooperate fully and promptly, with Watson in connection therewith.

               Section 6.10 Consents. Each party will cooperate with the other and proceed, as promptly as is practicable, to seek to obtain all necessary consents and approvals set forth in Schedule 4.4 or Schedule 5.3, and to endeavor to comply with all other legal or contractual requirements for or preconditions to the execution and consummation of this Primary Agreement.

               Section 6.11 Tax Certificate. On or before the Closing Date, James B. Grant and Erica Bengtson will provide to Watson a certificate ("Tax Certificate") that sets forth the following information as of the date for each particular item of information which is as close to the Closing Date as is reasonably practicable:

               (a) The following information shall be provided in accordance with the reporting of such information on the most recently filed Tax Return for each such Tax:

                   (i) The adjusted basis for Tax purposes of the assets of ATC, and

                   (ii) The amounts of the net operating loss, net capital loss, foreign Tax credit and Tax credit carry forwards, the overall foreign losses and the foreign Taxes paid or accrued in excess of the applicable foreign Tax credit limitations of or allocable to ATC;

               (b) All current consents and elections with respect to Taxes of or with respect to ATC that have been filed with any taxing authority;

               (c) All taxable periods for which the income and franchise Tax Returns of or with respect to ATC are open; and

               (d) All Tax partnerships in which ATC is a member.

                Section 6.12 Liability for Taxes.

               (a) ATC is presently current and at Closing will still be current in its obligations to taxing authorities. James B. Grant and Erica Bengtson shall be liable for, and shall defend, indemnify and hold Watson harmless against, (i) any Taxes incurred, but not paid, by ATC for any taxable period ending on or before the Closing Date, and (ii) any transfer or sales Taxes arising from the transactions contemplated in this Agreement.

               (b) After Closing Watson and its Affiliates (including ATC, an Affiliate wholly owned by Watson) shall be responsible for timely preparing and filing with the appropriate taxing authorities all Tax Returns.

               (c) James B. Grant and Erica Bengtson shall cooperate with Watson and shall make available all necessary records and timely take all action necessary to allow Watson to file, or prepare and file, as the case may be, the Tax Returns described in this paragraph (including, without limitation, providing or causing to be provided to Watson any powers of attorney which Watson shall request for purposes of filing any such Tax Returns). Such Tax Returns shall be prepared on a basis consistent with those prepared with respect to ATC for taxable periods ending on or before the Closing Date, unless otherwise required by law.

               (d) In the event that ATC or Watson receives a Tax refund or Tax credit with respect to any prior tax return filed by or on behalf of ATC for a period ending at or prior to the Closing, Watson shall promptly thereafter pay to James B. Grant and Erica Bengtson an amount equal to such refund or credit; and such payment shall be allocated 60.418% to Erica Bengtson and 39.582% to James B. Grant.

               Section 6.13 Cooperation and Exchange of Information. The parties will provide each other with such cooperation and information as they may reasonably request of each other in preparing or filing any Tax Return, amended Tax Return or claim for refund, in determining a liability or a right to refund or in conducting any audit or other proceeding, in respect of Taxes imposed on the parties or their respective Affiliates. Watson will preserve and retain all Tax Returns, schedules, work papers and other documents relating to any such Tax Returns, claims, audits or other proceedings until the expiration of the statutory period of limitations (including extensions) of the taxable periods to which such documents relate and until the final determination of any payments which may be required with respect thereto. James B. Grant and Erica Bengtson and their representatives shall be entitled to make copies of any such books and records as they shall deem necessary. Any information obtained pursuant to this Section 6.13 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting any audit or other proceeding.

               Section 6.14 Conflict. In the event of a conflict between the provisions of Sections 6.12 or 6.13 and any other provision of this Primary Agreement, the provisions of this Article VI shall control.

               Section 6.15 Registration of Watson Stock. James B. Grant and Erica Bengtson shall have the "piggyback" registration rights set forth in
Schedule 6.15 hereto with respect to the Watson Stock.

               Section 6.16 Maintenance of Professional Liability Insurance. Watson shall maintain ATC's current professional liability insurance or a replacement policy reasonably acceptable to James B. Grant and Erica Bengtson for a period of not less than three years from the Closing.

                                   ARTICLE VII

                     EXTENT AND SURVIVAL OF REPRESENTATIONS,

              WARRANTIES, COVENANTS AND AGREEMENTS; INDEMNIFICATION

               Section 7.1  Indemnification of Watson.

               (a) Subject to the limitations set forth in Section 7.1(b) below, James B. Grant and Erica Bengtson jointly and severally agree to defend, indemnify and hold harmless Watson

(including its officers, directors, employees and agents and Affiliates) from and against, any and all judgments including reasonable and necessary expenses (including reasonable and necessary attorneyso fees) ("Claim") against Watson, any Affiliate of Watson, or ATC, as a direct result of (i) any error, inaccuracy, breach or misrepresentation in any of the representations and warranties made by or on behalf of James B. Grant and Erica Bengtson in this Primary Agreement or in any certificate or other instrument delivered by them in connection with this Primary Agreement (including the Schedules hereto), or (ii) any violation or breach or default by James B. Grant or Erica Bengtson under the terms of this Primary Agreement, (iii) any act or omission occurring, or condition or circumstances existing, prior to the Closing, or any condition or circumstances caused by any act or omission occurring prior to the Closing, by James B. Grant and Erica Bengtson or ATC or otherwise with respect to James B. Grant and Erica Bengtson or ATC, (iv) the past or present presence, release, remediation or clean-up of, or exposure to, Hazardous Material relating to or located on, within or under any assets owned, leased or used by James B. Grant and Erica Bengtson or ATC, or (v) any product liability, strict liability or other claims concerning (A) products sold or services provided by James B. Grant and Erica Bengtson or ATC prior to the Closing or (B) inventory owned by James
B. Grant and Erica Bengtson or ATC at the Closing. Except as set forth in
Section 7.1(b), the obligation of James B. Grant and Erica Bengtson to indemnify Watson pursuant to this Section 7.1 shall be limited to two years after the Closing, except that any obligation relating to environmental or tax claims shall be limited to three years. Notwithstanding the foregoing, James B. Grant and Erica Bengtson shall have no duty to indemnify Watson for a Claim unless and until the amount to be indemnified by them for one or more Claims aggregates at least $10,000.00.

               (b) The obligation to indemnify set forth in Section 7.1(a) shall be limited to the value of the Watson Stock then subject to the escrow contemplated by the Escrow Agreement entered into at the Closing pursuant to
Section 8.1(h) of this Primary Agreement, except that the obligation to indemnify shall be unlimited as to time or amount in the event of Claims resulting from the fraud or deceit by James B. Grant or Erica Bengtson.

               Section 7.2 Indemnification of James B. Grant and Erica Bengtson. Watson agrees to indemnify and hold harmless James B. Grant, Erica Bengtson, and ATC (including ATC officers, directors, employees and agents) from and against, any and all Claims incurred by James B. Grant, Erica Bengtson, ATC or Watson as a result of (a) any error, inaccuracy, breach or misrepresentation in any of the representations and warranties made by or on behalf of Watson in this Primary Agreement or in any certificate or other instrument delivered by or on behalf of Watson in connection with this Primary Agreement (including the Schedules hereto), (b) any violation or breach by Watson of or default by Watson under the terms of this Primary Agreement, (c) any act or omission occurring, or condition or circumstances existing, after the Closing, or any condition or circumstances caused by an act or omission occurring after the Closing, by Watson or ATC or otherwise with respect to Watson or ATC, (d) the post-Closing presence, release, remediation or clean-up of, or exposure to, Hazardous Material relating to or located on, within or under any assets owned, leased or used by Watson or ATC, or (e) any product liability, strict liability or other claims concerning (i) products sold or services provided by Watson or ATC after the Closing or (ii) inventory owned by Watson at the Closing and inventory acquired by Watson or ATC after the Closing. James B. Grant and Erica Bengtson shall be entitled to recover their reasonable and necessary attorneyso fees and litigation expenses incurred in connection with successful enforcement of their rights under this Section. Watson's obligation to indemnify James B. Grant and Erica Bengtson pursuant to this Section 7.2 shall be limited to $1,000,000.00 and shall be (i) limited to two years with respect to clauses (a) and (b) and (ii) shall be unlimited as to time with respect to clauses (c), (d) and (e). The obligation to indemnify shall be unlimited as to time or amount in the event of Claims resulting from the fraud or deceit by Watson.

               Section 7.3 Survival. The representations, warranties and covenants of the parties to this Primary Agreement and in any certificate or instrument delivered in connection herewith shall be continuing and shall survive the Closing for the period(s) of time set forth in Sections 7.1 and 7.2 above, (the period during which the representations and warranties shall survive being referred to herein with respect to such representations and warranties as the "Survival Period"), but shall thereafter terminate and be of no further force and effect unless a written notice asserting a claim shall have been made pursuant to this Article VII within the Survival Period with respect to such matter. Any claim for indemnification of a Claim made during the Survival Period shall remain in effect for purposes of such indemnification notwithstanding such Claim may not be resolved within the Survival Period.

               Section 7.4 Indemnification Procedures. All claims for indemnification under this Agreement shall be asserted and resolved as follows:

               (a) A party claiming indemnification under this Primary Agreement (an "Indemnified Party") shall with reasonable promptness (i) notify the party from whom indemnification is sought (the "Indemnifying Party") of any third-party claim or claims asserted against the Indemnified Party ("Third Party Claim") for which indemnification is sought and (ii) transmit to the Indemnifying Party a copy of all papers served with respect to such claim (if any) and a written notice ("Claim Notice") containing a description in reasonable detail of the nature of the Third Party Claim, an estimate of the amount of damages attributable to the Third Party Claim to the extent feasible (which estimate shall not be conclusive of the final amount of such Claim) and the basis of the Indemnified Party's request for indemnification under this Agreement.

               Within 15 days after receipt of any Claim Notice ("the Election Period"), the Indemnifying Party shall notify the Indemnified Party whether the Indemnifying Party disputes its potential liability to the Indemnified Party with respect to such Third Party Claim and, if the Indemnifying Party does not dispute its potential liability to the Indemnified Party with respect to such Third Party Claim, whether the Indemnifying Party elects to defend the Indemnified Party with respect to such Third Party Claim.

               If the Indemnifying Party does not dispute its potential liability to the Indemnified Party within the Election Period and notifies the Indemnified Party that it elects to defend such Third Party Claim, the Indemnifying Party shall control negotiations toward resolution of such claim without necessity of litigation, and if litigation ensues, to defend the same with counsel reasonably acceptable to both parties, at the Indemnifying Party's expense, and the Indemnified Party shall extend reasonable cooperation in connection with such defense. The Indemnified Party shall be entitled to elect to participate in, but not to control, the defense of any Third Party Claim resulting in litigation, at its own cost and expense. However, if the parties to any suit or proceeding shall include the Indemnifying Party as well as the Indemnified Party, then the Indemnifying Party and the Indemnified Party shall use their best efforts to resolve the real or potential conflicts inherent in the suit or proceeding. If resolution cannot be reached on this issue, then resort to Arbitration consistent with Section 7.5 of this Primary Agreement shall occur.

               If the Indemnifying Party does not dispute its potential liability to the Indemnified Party within the Election Period and the Indemnifying Party fails to assume control of the negotiations prior to litigation or to defend such action within a reasonable time, the Indemnified Party shall be entitled, but not obligated, to assume control of such negotiations or defense of such action, and the Indemnifying Party shall be liable to the Indemnified Party for its expenses reasonably incurred or amounts paid in connection therewith.

               If the Indemnifying Party disputes its potential liability to the Indemnified Party within the Election Period or does not elect to defend such Third Party Claim, then the Indemnified Party shall be entitled to assume control of such negotiations or defense of action and the liability for the expense thereof, as well as any liability with respect to such Third Party Claim, shall be determined as provided in Section 7.5 below.

               If the Indemnifying Party fails to notify the Indemnified Party within the Election Period that the Indemnifying Party elects to defend the Indemnified Party pursuant to the preceding paragraph, or if the Indemnifying Party elects to defend the Indemnified Party but fails to defend or settle the Third Party Claim as herein provided, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party (if the Indemnified Party is entitled to indemnification hereunder), the Third Party Claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Party to a final conclusion or settled. The Indemnified Party shall have full control of such defense and proceedings. Notwithstanding the foregoing, if the Indemnifying Party has delivered a written notice to the Indemnified Party to the effect that the Indemnifying Party disputes its potential liability to the Indemnified Party under this Article VII and if such dispute is resolved in favor of the Indemnifying Party, the Indemnifying Party shall not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this Section or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party shall reimburse the Indemnifying Party in full for all reasonable and necessary costs and expenses of such litigation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section, and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

               Neither the Indemnifying Party nor the Indemnified Party shall settle, compromise, or make any other disposition of any Third Party Claim which would or might result in any liability to the Indemnified Party or the Indemnifying Party under this Article VII without the written consent of such other party. Such consent shall be reasonably given.

               (b) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim, the Indemnified Party shall transmit to the Indemnifying Party a written notice (the "Indemnity Notice") describing in reasonable detail the nature of the claim, an estimate of the amount of damage attributable to such claim to the extent feasible (which estimate shall not be conclusive of the final amount of such claim) and the basis of the Indemnified Party's request for indemnification under this Primary Agreement. If the Indemnifying Party does not notify the Indemnified Party within 30 days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such claim, the claim specified by the Indemnified Party in the Indemnity Notice shall be deemed a liability of the Indemnifying Party hereunder.

               Section 7.5 Arbitration of Disputes. If the Indemnifying Party disputes, either as to the amount or liability, that any claim described in a Claim Notice or an Indemnity Notice, as the case may be, is covered by such Indemnifying Party's covenant to indemnify contained in this Article VII, then the Indemnifying Party and the Indemnified Party agree to promptly negotiate in good faith to resolve their differences and to mutually agree upon an amount, if any, owed to the Indemnified Party by the Indemnifying Party hereunder. If the Indemnifying Party and the Indemnified Party fail to agree within 30 days thereafter, the dispute shall be resolved by binding and final arbitration of a single arbitrator mutually agreed to by Watson and James B. Grant and Erica Bengtson conducted in Lakewood, Colorado in accordance with the rules of commercial arbitration of the American Arbitration Association. The prevailing party in any such arbitration proceeding shall be entitled to attorney's fees and other out-of-pocket expenses reasonably and necessarily incurred in connection with such proceeding, the amounts of which shall be contained in the award of the arbitrator. Notwithstanding the foregoing, a court judgment which has not been successfully appealed shall be determinative as to the amount of a Claim.

               Section 7.6 Offset for Insurance Recoveries. Any insurance recovery by an Indemnified Party with respect to a Claim shall offset against the amount of indemnification obligation with respect to such Claim which otherwise would be owed pursuant to Section 7.1 or 7.2.

               Section 7.7 General. THE COVENANTS AND AGREEMENTS ENTERED INTO PURSUANT TO THIS PRIMARY AGREEMENT TO BE PERFORMED AFTER THE CLOSING SHALL SURVIVE THE CLOSING WITHOUT LIMITATION, EXCEPT AS STATED IN THIS ARTICLE VII. THE INDEMNIFICATION OBLIGATIONS UNDER THIS ARTICLE VII SHALL APPLY REGARDLESS OF WHETHER ANY CLAIM RESULTS SOLELY OR IN PART FROM THE ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE OF THE INDEMNIFIED PARTY PRIOR TO THE CLOSING DATE. ALL ORAL REPRESENTATIONS, WARRANTIES AND COVENANTS AND AGREEMENTS MADE BY THE PARTIES SHALL NOT BE DEEMED MERGED INTO ANY INSTRUMENTS OR AGREEMENTS DELIVERED IN CONNECTION WITH THE CLOSING OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY.

                                  ARTICLE VIII

                              CONDITIONS TO CLOSING

               Section 8.1 Conditions Precedent to Obligations of Watson. The obligation of Watson to consummate the purchase under this Primary Agreement is subject to the fulfillment, prior to or at the Closing, of each of the following conditions (any or all of which may be waived by Watson):

               (a) All representations and warranties of James B. Grant and Erica Bengtson contained in this Primary Agreement including all Schedules to this Agreement shall be true and correct in all respects at and as of the time of the Closing with the same effect as though made again at, and as of, that time, except such as will not have a material adverse effect and except such as would not reasonably be expected to have a material adverse effect on the ability of James B. Grant and Erica Bengtson to perform their obligations under this Primary Agreement;

               (b) James B. Grant and Erica Bengtson shall have performed and complied in all material respects with all obligations and covenants required by this Primary Agreement to be performed or complied with by them prior to or at the Closing;

               (c) Watson shall have been furnished with a certificate, dated the Closing Date, executed by James B. Grant and Erica Bengtson certifying to the fulfillment of the conditions specified in Sections 8.1 (a) and 8.1 (b) hereof;

               (d) No provision of any Applicable Law shall prohibit, and there shall not be in effect any injunction, restraining order or decree issued by a court of competent jurisdiction or any governmental body that shall prohibit the consummation of this Primary Agreement and there shall be no action or proceeding pending or threatened seeking any such injunction, order or decree;

               (e) James B. Grant and Erica Bengtson shall have received all consents, approvals and permits to execute this Primary Agreement and to consummate the transactions contemplated hereby; and

               (f) Watson shall be furnished with an opinion of counsel to James
B. Grant and Erica Bengtson and ATC, as to the due execution and delivery of this Primary Agreement and the documents delivered by James B. Grant and Erica Bengtson at Closing and substantially as to the matters set forth in the first sentence of Section 4.1 hereof.

               (g) Watson shall have entered into employment agreements with each of James B. Grant, Erica Bengtson and David Booth in substantially the form of Exhibits A, B, and C hereto, respectively.

               (h) James B. Grant and Erica Bengtson shall have entered into an escrow agreement with Watson in substantially the form of Exhibit D hereto.

               Section 8.2 Conditions Precedent to Obligations of James B. Grant and Erica Bengtson. The obligation of James B. Grant and Erica Bengtson to consummate the sale under this Primary Agreement is subject to the fulfillment, prior to or at the Closing, of each of the following conditions (any or all of which may be waived by James B. Grant and Erica Bengtson):

               (a) All representations and warranties of Watson contained in this Agreement, including all Schedules to this Primary Agreement, shall be true and correct in all respects at and as of the time of the Closing with the same effect as though made again at, and as of, that time, except such as will not have a material adverse effect and except such as would not reasonably be expected to have a material adverse effect on Watson's ability to perform its obligations under this Primary Agreement;

               (b) Watson shall have performed and complied in all material respects with all obligations and covenants required by this Primary Agreement to be performed or complied with by Watson prior to or at the Closing;

               (c) James B. Grant and Erica Bengtson shall have been furnished with a certificate, dated the Closing Date, executed by an authorized officer of Watson certifying to the fulfillment of the conditions specified in Sections 8.2
(a) and 8.2 (b) hereof; and

               (d) No provision of any Applicable Law shall prohibit, and there shall not be in effect any injunction or restraining order issued by a court of competent jurisdiction in any action or proceeding against, the consummation of this Primary Agreement.

               (e) James B. Grant and Erica Bengtson shall be furnished with an opinion of counsel to Watson, as to the due execution and delivery of this Primary Agreement and the documents delivered by Watson at Closing and substantially as to the matters set forth in the first sentence of Section 5.1.

               (f) James B. Grant, Erica Bengtson and David Booth shall have entered into employment agreements with Watson in substantially the form of Exhibits A, B and C hereto, respectively.


                                   ARTICLE IX

                         ACTIONS TO BE TAKEN AT CLOSING

               Section 9.1 Actions to be Taken by James B. Grant and Erica Bengtson at the Closing. James B. Grant and Erica Bengtson shall take the following actions at the Closing:

               (a) James B. Grant and Erica Bengtson shall deliver to Watson copies certified by ATC's Secretary of resolutions duly adopted by the board of directors of ATC authorizing and approving the execution and delivery of this Primary Agreement, including the exhibits and schedules hereto, and the consummation of the transactions contemplated herein;

               (b) James B. Grant and Erica Bengtson shall endorse and deliver to Watson the stock certificates representing their ATC shares;

               (c) James B. Grant and Erica Bengtson shall deliver the certificate referred to in Section 8.1(c);

               (d) Watson shall have been furnished with a legal opinion as provided in Section 8.1(f) hereof;

               (e) James B. Grant and Erica Bengtson shall have delivered to Watson a letter of resignation from each noncontinuing officer and director of ATC;

               (f) Each of James B. Grant, Erica Bengtson and David Booth shall execute and deliver to Watson his or her employment agreement attached hereto as Exhibits A, B and C, respectively; and

               (g) Each of James B. Grant and Erica Bengtson shall execute and deliver to Watson the escrow agreement attached hereto as Exhibit D.

               Section 9.2 Actions to be Taken by Watson at the Closing. Watson shall take the following actions at the Closing:

               (a) Watson shall deliver to James B. Grant and Erica Bengtson a copy certified by its Secretary of resolutions duly adopted by the board of directors of Watson authorizing and approving the execution and delivery of this Primary Agreement, including the exhibits and scheduled hereto, and the consummation of the transactions contemplated herein;

               (b) Watson shall make the payment of funds specified for payment at Closing under Section 2.2;

               (c) Watson shall deliver the officer's certificate referred to in
Section 8.2(c);

               (d) James B. Grant and Erica Bengtson shall have been furnished with a legal opinion as provided in Section 8.2(e);

               (e) Watson shall execute and deliver the employment agreements attached hereto as Exhibits A, B and C; and

               (f) Watson shall execute and deliver the escrow agreement attached hereto as Exhibit D.

                                    ARTICLE X

                               GENERAL PROVISIONS

               Section 10.1  Termination.

               (a) This Primary Agreement may be terminated at any time prior to the Closing:

                   (i) By mutual written agreement executed by the Parties; or

                   (ii) By Watson, in its sole discretion, in the event that Watson discovers prior to the Closing that the representations and/or warranties of James B. Grant and Erica Bengtson contained in this Primary Agreement contain a material misrepresentation or omission; or

                   (iii) By James B. Grant or Erica Bengtson, in the sole discretion of either, in the event James B. Grant or Erica Bengtson discovers prior to the Closing that the representations and/or warranties of Watson contained in this Primary Agreement contain a material misrepresentation or omission.

               (b) Upon termination of this Primary Agreement, none of the parties nor any other person shall have liability or further obligation arising out of this Primary Agreement except for Watson's liability to Erica Bengtson for expenses and obligations incurred by her in anticipation of her required relocation to the Denver, Colorado area, and any liability resulting from the breach of this Primary Agreement prior to termination. However, the provisions of Sections 10.2, 10.3, 10.9 and 10.11 shall continue to apply.

               Section 10.2  Confidentiality; Publicity; Books and Records.

               (a) None of the parties nor any Affiliate will, directly or indirectly, disclose or provide to any other person any non-public information of a confidential nature concerning the other party (including ATC) or their business or operations, except as is required in governmental filings or judicial, administrative or arbitration proceedings. In the event that a party or its Affiliate becomes legally required to disclose any such information in any governmental filings or judicial, administrative or arbitration proceedings, that party shall, and shall cause such Affiliate to, provide the other party with prompt notice of such requirements so that the other party may seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, the disclosing party shall, and shall cause such Affiliate to, furnish only that portion of the information that the disclosing party or such Affiliate, as the case may be, is legally required to disclose and such disclosure shall not result in any liability hereunder unless such disclosure was caused by or resulted from a previous disclosure by the other party which was not permitted by this Primary Agreement, or by that certain Confidentiality Agreement between the parties dated as of July 22, 1996. Subject to applicable securities law or stock exchange requirements, the parties hereto will promptly advise, and obtain the approval of, the other parties before issuing any press release with respect to this Primary Agreement or the transactions contemplated hereby.

               (b) If the parties fail to Close the acquisition of shares contemplated in this Primary Agreement, each party shall, and shall cause its officers, directors, employees, representatives and agents (the "Representatives") to return all copies of the other party's confidential non-public information in its possession or in the possession of its Representatives, and destroy all copies of any analyses, compilations, studies or other documents prepared by that party or its Representatives or for its use containing or reflecting any such information.

               For purposes of this Primary Agreement, non-public information of a confidential nature shall not include any information which (i) at the time of disclosure or thereafter is generally available to and known by the public (other than as a result of a disclosure directly or indirectly by a party, its Affiliate or its Representatives), (ii) was available to a party on a non-confidential basis from a source other than the other party, its Affiliate or Representatives, provided that such source is not and was not directly or indirectly bound by a confidentiality agreement with the non-disclosing party, its Affiliate or Representatives with respect to that information or (iii) has been independently acquired or developed by the other party, its Affiliate or Representatives, without violating any obligations under this Primary Agreement, or that certain Confidentiality Agreement between the parties dated as of July 22, 1996.

               (c) For a period of five years after the Closing Date, Watson will preserve and retain the books and records of ATC and make such books and records available at the then current administrative headquarters of Watson to James B. Grant, Erica Bengtson, and their employees and agents upon reasonable notice and at reasonable times at the requesting entity's cost and expense, it being understood that James B. Grant and Erica Bengtson shall be entitled at Watson's cost and expense to make copies of any such books and records as shall be reasonably necessary.

               Section 10.3 Expenses. Watson shall pay its respective expenses, including the fees and disbursements of its respective counsel in connection with the negotiation, preparation and execution of this Primary Agreement and the consummation of the transactions contemplated herein.

               Section 10.4 Entire Agreement. This Primary Agreement, including all schedules and exhibits hereto, constitutes the entire agreement of the parties and supersedes any prior oral or written agreements with respect to the subject matter hereof, and may not be modified, amended or terminated except by a written instrument specifically referring to this Primary Agreement signed by all the parties hereto.

               Section 10.5 Waivers and Consents. All waivers and consents given hereunder shall be in writing. No waiver by any party hereto of any breach or anticipated breach of any provision hereof by any other party shall be deemed a waiver of any other contemporaneous, preceding or succeeding breach or anticipated breach, whether or not similar.

               Section 10.6 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been received only if and when (a) personally delivered

(b) if mailed, on the third day after mailing, by United States mail, first class, postage prepaid, by certified mail, return receipt requested, addressed in each case as follows (or to such other address as may be specified by like notice) or (c) delivered by overnight courier or facsimile:

               (i)    If to Watson, to:

                      Watson General Corporation
                      c/o USTMAN Industries, Inc.
                      12265 West Bayaud Street
                      Suite 110
                      Lakewood, CO 80228
                      Attention:  President


               (ii)   If to James B. Grant and Erica Bengtson, to:

                      David Booth
                      c/o ATC, Inc.
                      211 Center Park Drive
                      Suite 3020
                      Knoxville, TN 37922

               Section 10.7 Successors and Assigns. This Primary Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, legal representatives and assigns. No third party except David Booth shall have any rights hereunder.

               Section 10.8 Performance. James B. Grant and Erica Bengtson agree to cause ATC to perform all its obligations and agreements under this Primary Agreement.

               Section 10.9 Choice of Law; Section Headings: Table of Contents. This Primary Agreement shall be governed by the internal laws of the State of Colorado (without regard to the choice of law provisions thereof). The section headings and any table of contents contained in this Primary Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Primary Agreement.

               Section 10.10 Counterparts. This Primary Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

               Section 10.11 Jurisdiction and Venue. James B. Grant, Erica Bengtson, and Watson hereby consent to personal jurisdiction in any action brought with respect to this Primary Agreement and the transactions contemplated hereunder in any federal or state court in Jefferson County, Colorado and agree that service of process may be accomplished pursuant to Section 10.6 above.

               Section 10.12 Severability. The invalidity or unenforceability of any provision of this Primary Agreement shall not affect the validity or enforceability of any other provision of this Primary Agreement which shall remain in full force and effect.

               Section 10.13 Assignment. This Primary Agreement and each party's rights hereunder may not be assigned without the prior written consent of the other parties; but no such assignment shall relieve the assigning party of any of its obligations under this Primary Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.


                      --------------------------------------------
                      JAMES B. GRANT, individually and as President of ATC


                      --------------------------------------------
                      ERICA BENGTSON, individually and as Secretary and Treasurer of ATC


                      WATSON GENERAL CORPORATION



                  By:
                     ----------------------------------------------
                     DAN R. COOK, President